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                                                                    EXHIBIT 99.1

                     TRANSCRIPT OF EARNINGS CONFERENCE CALL
                             HELD BY US UNWIRED INC.
                                 ON MAY 16, 2003

Operator:      Good morning, Ladies and Gentlemen, and welcome to your
               US Unwired first quarter 2003 earnings conference call. At this time all participants have been placed on a listen only mode for the duration of the conference.

               I would now like to hand the floor over to your host, Mr. Ed Moise. Sir, the floor is yours.

Mr. Moise:     Thank you, Ryheem. Welcome to US Unwired's conference call to discuss financial and operating results for the first quarter of 2003. I'm Ed Moise and joining me is Robert Piper, US Unwired's
               Chief Executive Officer, and Jerry Vaughn, US Unwired's Chief
               Financial Officer.

               Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion please refer to our SEC filings that are specified in our press release yesterday.

               In addition, discussions during today's conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principles, or GAAP. A reconciliation of those measures to GAAP can be found on the investor relation section of the company's website, www.usunwired.com/investor.

               That said, I give you Mr. Robert Piper.

Mr. Piper:     Thank you, Ed and good morning everyone. Jerry and I welcome you to US Unwired's first quarter 2003 conference call. We appreciate you joining us this morning and we thank you for the interest you show in our company.

               Today's call will be somewhat unique in there will be no Q & A opportunity. As many of you may know, US Unwired has launched a bond exchange offer. To avoid any violation of the quiet period related to the offer, we will forego the Q & A normally associated with our call. Having said that, we will try and provide a little more detail in our prepared remarks.

               Gross PCS subscriber additions for the first quarter were 93,100 and net PCS additions were 25,600. Our southern properties accounted for 66,600 and 20,900 respectively. The total net additions, coupled with a 2600 subscriber reduction as a result of implementing a new subscriber reporting system, yielded 584,200 PCS

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               subscribers at the end of March--378,400 of those are found in the south. Including 26,400 cellular subscribers and 22,800 Virgin resell customers, we ended the first quarter with 633,400 total wireless subscribers.

               As we've stated previously, we have committed ourselves to cleansing our subscriber base of Clear Pay subscribers and replacing them with prime subscribers or those utilizing our prepay. We finished the first quarter with 66% of our subscribers considered prime versus 63% last quarter and 51% last year at this time. Part of that improvement resulted from US Unwired now requiring a $250 deposit on all sub-prime ASL subscribers in the South. Previously, many of those subscribers only required a $125 deposit.

               Additionally, Chat Pak, US Unwired's prepay platform, comprised 7% of our ending base versus 5% at year-end. We expect this number to grow as we continue to move the sub-prime customer away from Clear Pay and on to Chat Pak. Chat Pak has historically proved a much more viable sub-prime customer product for many reasons including lower subscriber acquisition costs, no bad debt and lower off-network travel. It's also important here to note that with the support of Sprint PCS, we launched Chat Pak service in the IWO properties May 1st.

               Our overall distribution mix was almost the same as the fourth quarter. 33% of our gross PCS adds came from national third parties, 41% from our direct channels, 14% from our local agents, and the balance from other Sprint channels like e-commerce and telesales.

               Postpay PCS churn moved to 3.6% from 4.2% in the fourth quarter and 4.7% in the third quarter 2002. The IWO properties dropped to 3.3% while our southern properties dropped from 4.5% in the fourth quarter to 3.8% in the first quarter.

               Despite increased usage and significantly less capital expenditures, our network continues to perform well. Our dropped and blocked call rates were about 2.0%.

               In addition to the stronger network performance, our 3G network investment provides us industry-leading data speeds and differentiated products and services.

               We continued to see a higher take rate of 3G handsets in our gross sales for the quarter. 100% of handsets sold were 3G voice and 35% were 3G data. This is positive in that it improves the efficiency of our network.

               The scrutiny of expenses continued throughout the first quarter. Total sales and marketing expenses decreased by almost $4MM from the fourth quarter 2002 to the first quarter 2003. This is the result of many operational enhancements including downsizing our local agent network, abstaining from national third party promotions that don't meet our subscriber goals or economic requirements, and advertising more effectively and efficiently.

               And with that, let me turn the call over to Jerry.



Mr. Vaughn:    Our first quarter net loss was ($57MM) or a loss of $0.45 per share, including a $12.4MM asset abandonment charge at IWO for cell sites that were started but will not be completed. This compared to a net loss of ($28MM) or $0.33 per share in the same quarter of 2002. Please note that the first quarter of 2002 did not include IWO results and only a partial quarter for Georgia
               PCS.

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               On a consolidated basis, the first quarter produced $6.6MM of
               EBITDA (excluding non-cash compensation and the asset abandonment charge). For the quarter, US Unwired (excluding IWO) generated $9.1MM in EBITDA versus $9.2MM in the fourth quarter of last year. Our southern PCS operations produced $7.8MM of EBITDA which was flat compared to the fourth quarter.

               Total revenues for the first quarter were $129MM as compared to $149MM for the fourth quarter. The decrease was attributable to the decrease in the Sprint roaming rate to $0.058 per minute from $0.20 in most of our southern markets and from $0.10 in our IWO territory. First quarter subscriber revenue was $94MM versus $92MM in the fourth quarter.

               PCS roaming revenue of $27MM resulted in a net roaming position of $7.0MM. While negatively impacted by the previously mentioned decrease in the Sprint roaming rate, we continue to see a positive pick-up from increased usage from customers of other PCS carriers. The net roaming position with non-Sprint PCS carriers was $3.3MM - substantially all of this amount was from our southern properties. PCS roaming minutes totaled 352MM for the quarter versus 330MM minutes in the prior quarter. Our customers traveled off our network a total of 270MM minutes, representing a favorable ratio of 1.4 to 1 for our southern markets and 1.1 to 1 for IWO.

               PCS cost of service and general and administrative expenses decreased by $15.4MM from the fourth quarter, driven primarily by a $18MM decrease in roaming expense paid to Sprint. G&A expenses were flat quarter over quarter. PCS Bad Debt totaled $3.6MM for the quarter equaling 3.9%, of subscriber revenue compared to $2.9MM or 3.2% of subscriber revenue in the fourth quarter. The $3.6MM in first quarter Bad Debt was broken-out with $2.5MM in our southern markets and $1.1MM for IWO.

               PCS cash cost per user, or CCPU, was $50 for the quarter compared to $61 in the fourth quarter reflecting the decrease in the roaming rate we now pay to Sprint. Excluding roaming, CCPU of $38 was flat quarter over quarter.

               PCS post-pay ARPU, including roaming, was $69. Without roaming, post-pay ARPU declined $1 to $54 versus the previous quarter. PCS post-pay ARPU in our southern markets was $56 versus $50 in the IWO markets. Pre-pay ARPU in our southern markets was $51, an increase of over $8 from the fourth quarter.

               Overage continued to decline to $9 versus $11 in the fourth quarter as we and our customers work to move them to plans that are better suited to their usage patterns. This should improve the stickiness of these subscribers. Overage in our southern markets was $10 and $8 at IWO.

               Consolidated CPGA decreased to $297 from $342 in the prior quarter. CPGA for the south was $276 and $350 for IWO.

               Usage on our PCS network increased by over 100MM minutes to 1.2B. The higher network usage was due to a 14% increase in subscriber usage and a 6% increase in roaming traffic. Our average PCS post-pay customer used 702 minutes compared to 637 minutes in the fourth quarter - with 533 minutes being used on our network and 169 minutes used while traveling off our network, primarily on the Sprint network. PCS subscriber MOU's were 809MM in the south and 349MM for IWO. Our pre-pay customers averaged 314 minutes of use with substantially all their minutes being

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               used on our network. Our cell sites averaged 65,000 minutes of roaming per month versus 62,000 minutes in the fourth quarter.

               We spent $9.8MM in CAPEX - $5.2MM in the south and $4.6MM at IWO
               - to expand our network coverage and capacity. At the end of the quarter, we had 1831 cell sites on the air and had a total of 261 second carriers. During the quarter, we added 13 new cell sites in the south and 22 at IWO and an additional 26 second carriers in the south and 3 at IWO. To date, our cumulative CAPEX per covered POP is $49.

               At the end of the quarter, US Unwired stand-alone had cash and cash equivalents of $47MM and an additional $74MM available under a revolving credit facility. In the quarter we received $9.4MM from Sprint in a partial settlement for disputed collected revenue and customer deposits. We have withheld payment on an additional $6.3MM of disputed charges while we and Sprint work to resolve these issues. We have recognized the expense of the disputed charges in our financial statements. We and Sprint have agreed to escalate these disputed charges and other similar disputes to the dispute resolution process set forth in the Management and/or Services Agreements. We cannot determine with certainty whether the disputes will be settled in our favor. If they are not, we will settle them thru payment of cash to Sprint.

               US Unwired stand-alone was in compliance with all covenants at quarter-end. However, our current business model indicates that we are likely to fail certain financial covenants during 2003. We continue in our discussions with the US Unwired banking group regarding amending the covenants. However, there can be no assurance we will be able to negotiate amendments on terms acceptable to the banking group and us.

               At the end of the quarter, IWO had approximately $26MM in cash and cash equivalents, plus an additional $22MM in restricted cash in escrow for interest payments on IWO cash pay bonds through January 2004, plus an additional $8MM restricted for IWO's banks. We have disputed $1.3MM in charges with Sprint and as I previously mentioned are working with Sprint to resolve these disputes.

               IWO was not in compliance with its minimum subscriber covenant at the end of the first quarter. We continue to work with the IWO banks and bondholders to arrive at an acceptable restructuring of its balance sheet.

               On May 6th, we received a de-listing notice from the NASDAQ. On May 8th, our stock began trading on the OTC Bulletin Board under the UNWR ticker symbol.

               I will now turn the call back to Robert for closing remarks.

Mr. Piper:     Just to wrap up again, we appreciate you joining. We look forward to our second quarter call when we expect to return to our normal format allowing for Q & A. Until then, thank you and have a good day.

Operator:      Thank you. That does conclude today's conference. You may
               disconnect your lines at this time and have a wonderful day.

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